Exhibit 99.1

For Immediate Release:	For further information contact:
Patrick Cassidy
Director of Investor Relations
ir@mariner-energy.com
(713) 954-5558

Mariner Energy Announces Management Changes
Houston, TX — October 21, 2009 — Mariner Energy, Inc. (NYSE: ME) announced today that R. Cris Sherman will be joining Mariner effective October 26, 2009, as Vice President and Chief Accounting Officer. Mr. Sherman is currently a partner at the professional services firm Sirius Solutions, L.L.L.P., which he joined in 2004 after more than 20 years of experience in various accounting positions. He obtained his bachelor of business administration degree in accounting from Texas A & M University and is a Certified Professional Accountant.
John H. Karnes, Mariner’s Senior Vice President, Chief Financial Officer and Treasurer, is leaving the company to pursue other interests. Jesus Melendrez, Mariner’s Senior Vice President — Corporate Development, has been named Senior Vice President and Chief Commercial Officer and will serve the additional roles of Acting Chief Financial Officer and Treasurer.
Scott Josey, Chairman, Chief Executive Officer and President of Mariner, said, “We are pleased to welcome Cris to Mariner’s management team and look forward to working with him as we continue to build the company. We thank John for his contributions to Mariner over the past three years and wish him well in his future endeavors. The designation of Jesus as Chief Commercial Officer was made to reflect more accurately his role at Mariner. Jesus is well known by our bank group, investment bankers, and the financial community; and we appreciate his willingness to serve as Acting Chief Financial Officer and Treasurer.”
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Permian Basin and the Gulf of Mexico. For more information about Mariner, please visit its website at www.mariner-energy.com.